Exhibit 99.1

KIMBALL ELECTRONICS REPORTS Q3 RESULTS AND REITERATES GUIDANCE FOR FISCAL 2025 WITH SALES AND OPERATING INCOME EXPECTED AT HIGH-END OF RANGE; COMPANY ADDS NEW FACILITY TO SUPPORT STRATEGY TO DRIVE GROWTH IN THE MEDICAL CMO

JASPER, Ind., May 6, 2025 -- (BUSINESS WIRE) -- Kimball Electronics, Inc. (Nasdaq: KE) today announced financial results for the third quarter ended March 31, 2025.

“I’m proud of the results for the third quarter and our team’s ability to navigate an environment of uncertainty, while focusing on what is controllable. Sales in Q3 were in line with expectations, margins improved sequentially, cash generated from operating activities was positive for the fifth consecutive quarter, and the paydown of debt continued with borrowings now 45% lower than peak levels. We have ample liquidity to weather short-term unpredictability and significant dry powder to opportunistically invest in the business.

As part of today’s release, we are reiterating our guidance for fiscal 2025 with an expectation of sales and operating income at the high-end of the range, as well as, announcing the addition of a new manufacturing facility in Indianapolis focused on the medical industry. This is another step of repositioning the Company for a return to growth and expanding our medical CMO strategy.”

Richard D. Phillips
Chief Executive Officer

  Third Quarter Fiscal 2025 Highlights
•Net sales totaled $374.6 million
•Operating income of $11.7 million, or 3.1% of net sales
•Adjusted operating income of 4.2%
•Inventory of $296.6 million, a reduction of $9.6 million from Q2
•Cash generated by operating activities of $30.9 million, the fifth consecutive quarter of positive cash flow
•Borrowings on credit facilities of $178.8 million, a $26.2 million decrease from the second quarter, and down $116 million, or 40%, in the fiscal year
•Cash and cash equivalents of $51.4 million and borrowing capacity available of $253.2 million
•Capital expenditures of $4.0 million
•Invested $3.0 million to repurchase 175,000 shares of common stock

Net Sales By Vertical Market For The Third Quarter Of Fiscal 2025
Sales in the medical vertical market increased 2% compared to the third quarter of fiscal 2024, while sales in automotive and industrial declined 14% and 15%, respectively.

*Percentage of net sales. AT&M excluded from all amounts, percentages, and periods.

FISCAL YEAR 2025 GUIDANCE

The Company expects to be at the high-end of its guidance range for both net sales and adjusted operating income. The range for net sales is $1.40 - $1.44 billion, while the range for adjusted operating income(a) is 3.4% - 3.6% of net sales. Capital expenditures are estimated to be at the low-end of the guidance range of $40 - $50 million.

(a) Fiscal year 2025 guidance reflects a change in our adjusted operating income calculation beginning in fiscal year 2025, which excludes stock compensation expense. This change better aligns our presentation with others in our industry. A reconciliation of GAAP and non-GAAP financial measures is included below.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking, including our guidance, under the Private Securities Litigation Reform Act of 1995. The statements may be identified by the use of words such as “expect,” “should,” “goal,” “predict,” “will,” “future,” “optimistic,” “confident,” and “believe.” Undue reliance should not be placed on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. These forward-looking statements are subject to risks and uncertainties including, without limitation, global economic conditions, geopolitical environment and conflicts such as the war in Ukraine, global health emergencies, availability or cost of raw materials and components, tariffs and other trade barriers, foreign exchange rate fluctuations, and our ability to convert new business opportunities into customers and revenue. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the company are contained in its Annual Report on Form 10-K for the year ended June 30, 2024.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. The non-GAAP financial measures contained herein include constant currency growth, net sales excluding Automation, Test & Measurement, adjusted selling and administrative expenses, adjusted operating income, adjusted net income, adjusted diluted EPS, and ROIC. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Reconciliation of Non-GAAP Financial Measures section below. Management believes these measures are useful and allow investors to meaningfully trend, analyze, and benchmark the performance of the company’s core operations. The company’s non-GAAP financial measures are not necessarily comparable to non-GAAP information used by other companies.

About Kimball Electronics, Inc.

Kimball Electronics is a global, multifaceted manufacturer offering Electronics Manufacturing Services (EMS) and Contract Manufacturing Organization (CMO) solutions to customers around the world. From our operations in the United States, China, Mexico, Poland, Romania, and Thailand, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit www.kimballelectronics.com.

Conference Call / Webcast

Date:	May 7, 2025
Time:	10:00 AM Eastern Time
Live Webcast:	investors.kimballelectronics.com/events-and-presentations/events
Dial-In #:	877-407-8293 (or 201-689-8349)

For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.
Lasting relationships. Global success.

Contact: Andrew D. Regrut Treasurer and Investor Relations Officer 812.827.4151 Investor.Relations@kimballelectronics.com

Financial highlights for the third quarter and year-to-date period ended March 31, 2025 are as follows:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(Amounts in Thousands, except EPS)	2025	2024	2025	2024
Net Sales	$374,607	$425,036	$1,106,255	$1,284,352
Operating Income	$11,716	$(6,431)	$29,061	$29,669
Adjusted Operating Income (non-GAAP) (1)	$15,706	$18,733	$41,629	$58,802
Operating Income %	3.1%	(1.5)%	2.6%	2.3%
Adjusted Operating Income (non-GAAP) %	4.2%	4.4%	3.8%	4.6%
Net Income	$3,817	$(6,076)	$10,403	$12,968
Adjusted Net Income (non-GAAP) (1)	$6,837	$9,786	$19,718	$31,607
Diluted EPS	$0.15	$(0.24)	$0.41	$0.51
Adjusted Diluted EPS (non-GAAP) (1)	$0.27	$0.39	$0.79	$1.25

(1) Beginning in the first quarter of fiscal year 2025, adjusted results exclude stock compensation expense. Prior reported periods have been revised accordingly. A reconciliation of GAAP and non-GAAP financial measures is included below.

Net Sales by Vertical Market for Q3 Fiscal 2025:

	Three Months Ended					Nine Months Ended
	March 31,					March 31,
(Amounts in Millions)	2025	*	2024	*	Percent Change	2025	*	2024	*	Percent Change
Automotive	$173.1	46%	$202.0	47%	(14)%	$554.3	50%	$614.7	48%	(10)%
Medical	115.2	31%	113.0	27%	2%	288.9	26%	323.5	25%	(11)%
Industrial excluding AT&M (1)	86.3	23%	101.9	24%	(15)%	261.0	24%	315.3	25%	(17)%
Net Sales excluding AT&M (1)	$374.6	100%	$416.9	98%	(10)%	$1,104.2	100%	$1,253.5	98%	(12)%
AT&M (1)	—	—%	8.1	2%	(100)%	2.1	—%	30.9	2%	(93)%
Total Net Sales	$374.6	100%	$425.0	100%	(12)%	$1,106.3	100%	$1,284.4	100%	(14)%

*As a percent of Total Net Sales
(1) Sales from our Automation, Test, and Measurement business (AT&M), which was divested effective July 31, 2024, were previously included in the Industrial vertical
–Automotive includes electronic power steering, body controls, automated driver assist systems, and electronic braking systems
–Medical includes sleep therapy and respiratory care, image guided therapy, in vitro diagnostics, drug delivery, AED, and patient monitoring
–Industrial includes climate controls, automation controls, and public safety

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except Per Share Data)	March 31, 2025		March 31, 2024
Net Sales	$374,607	100.0%	$425,036	100.0%
Cost of Sales	347,711	92.8%	391,492	92.1%
Gross Profit	26,896	7.2%	33,544	7.9%
Selling and Administrative Expenses	13,154	3.6%	16,861	3.9%
Other General Expense (Income)	—	—%	(892)	(0.2)%
Restructuring Expense	2,026	0.5%	1,622	0.4%
Goodwill Impairment	—	—%	5,820	1.4%
Asset Impairment (Gain on Disposal)	—	—%	16,564	3.9%
Operating Income	11,716	3.1%	(6,431)	(1.5)%
Interest Income	100	—%	83	—%
Interest Expense	(2,936)	(0.8)%	(5,875)	(1.4)%
Non-Operating Income (Expense), net	(1,726)	(0.4)%	(530)	(0.1)%
Other Income (Expense), net	(4,562)	(1.2)%	(6,322)	(1.5)%
Income Before Taxes on Income	7,154	1.9%	(12,753)	(3.0)%
Provision (Benefit) for Income Taxes	3,337	0.9%	(6,677)	(1.6)%
Net Income (Loss)	$3,817	1.0%	$(6,076)	(1.4)%

Earnings Per Share of Common Stock:
Basic	$0.15		$(0.24)
Diluted	$0.15		$(0.24)
Average Number of Shares Outstanding:
Basic	24,728		25,118
Diluted	24,872		25,118

(Unaudited)	Nine Months Ended
(Amounts in Thousands, except Per Share Data)	March 31, 2025		March 31, 2024
Net Sales	$1,106,255	100.0%	$1,284,352	100.0%
Cost of Sales	1,032,332	93.3%	1,180,833	91.9%
Gross Profit	73,923	6.7%	103,519	8.1%
Selling and Administrative Expenses	37,107	3.4%	50,736	4.0%
Other General Expense (Income)	—	—%	(892)	(0.1)%
Restructuring Expense	9,019	0.8%	1,622	0.1%
Goodwill Impairment	—	—%	5,820	0.5%
Asset Impairment (Gain on Disposal)	(1,264)	(0.1)%	16,564	1.3%
Operating Income	29,061	2.6%	29,669	2.3%
Interest Income	575	0.1%	483	—%
Interest Expense	(11,969)	(1.1)%	(17,459)	(1.4)%
Non-Operating Income (Expense), net	(4,155)	(0.4)%	(959)	—%
Other Income (Expense), net	(15,549)	(1.4)%	(17,935)	(1.4)%
Income Before Taxes on Income	13,512	1.2%	11,734	0.9%
Provision (Benefit) for Income Taxes	3,109	0.3%	(1,234)	(0.1)%
Net Income	$10,403	0.9%	$12,968	1.0%

Earnings Per Share of Common Stock:
Basic	$0.42		$0.52
Diluted	$0.41		$0.51

Average Number of Shares Outstanding:
Basic	24,859		25,084
Diluted	25,047		25,263

Condensed Consolidated Statements of Cash Flows	Nine Months Ended
(Unaudited)	March 31,
(Amounts in Thousands)	2025	2024
Net Cash Flow provided by Operating Activities	$105,870	$24,717
Net Cash Flow used for Investing Activities	(5,160)	(37,702)
Net Cash Flow (used for) provided by Financing Activities	(126,615)	36,571
Effect of Exchange Rate Change on Cash, Cash Equivalents, and Restricted Cash	13	(113)
Net (Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(25,892)	23,473
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	78,779	43,864
Cash, Cash Equivalents, and Restricted Cash at End of Period	$52,887	$67,337

	(Unaudited)
Condensed Consolidated Balance Sheets	March 31, 2025	June 30, 2024
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$51,377	$77,965
Receivables, net	251,138	282,336
Contract assets	78,378	76,320
Inventories	296,602	338,116
Prepaid expenses and other current assets	29,808	44,682
Assets held for sale	—	27,587
Property and Equipment, net	268,351	269,659
Goodwill	6,191	6,191
Other Intangible Assets, net	2,601	2,994
Other Assets, net	90,109	82,069
Total Assets	$1,074,555	$1,207,919

LIABILITIES AND SHARE OWNERS’ EQUITY
Current portion of long-term debt	$28,900	$59,837
Accounts payable	215,430	213,551
Advances from customers	39,676	30,151
Accrued expenses	46,951	63,189
Liabilities held for sale	—	8,594
Long-term debt, less current portion	149,376	235,000
Long-term income taxes payable	—	3,255
Other long-term liabilities	46,107	53,881
Share Owners’ Equity	548,115	540,461
Total Liabilities and Share Owners’ Equity	$1,074,555	$1,207,919

Other Financial Metrics
(Unaudited)
(Amounts in Millions, except CCD)
	At or For the
	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Depreciation and Amortization	$9.2	$9.1	$10.5
Cash Conversion Days (CCD) (1)	99	107	110
Open Orders (2)	$642	$564	$831
(1) Cash Conversion Days (“CCD”) are calculated as the sum of Days Sales Outstanding plus Contract Asset Days plus Production Days Supply on Hand less Accounts Payable Days and less Advances from Customers Days. CCD, or a similar metric, is used in our industry and by our management to measure the efficiency of managing working capital.
(2) Open Orders are the aggregate sales price of production pursuant to unfulfilled customer orders. Our declining open orders are primarily due to the cancellation of a major automotive program and other demand reductions, as well as reduced lead times on customer orders as compared to March 31, 2024, when parts were more constrained.

Select Financial Results of Automation, Test and Measurement
(Unaudited)
(Amounts in Millions)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2025	2024	2025	2024
Net Sales	$—	$8.1	$2.1	$30.9
Operating Income (Loss) (1)	$—	$(25.4)	$0.8	$(24.3)
(1) Includes gain on sale of $1.3 million following the close of the sale on July 31, 2024 for the nine months ended March 31, 2025. Includes goodwill impairment of $5.8 million and asset impairment of $16.6 million for the three and nine months ended March 31, 2024. Each period also includes allocated corporate overhead expenses.

Reconciliation of Non-GAAP Financial Measures
(Unaudited, Amounts in Thousands, except Per Share Data)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2025	2024	2025	2024
Net Sales Growth (vs. same period in prior year)	(12)%	(12)%	(14)%	(3)%
Foreign Currency Exchange Impact	(1)%	—%	—%	—%
Constant Currency Growth	(11)%	(12)%	(14)%	(3)%

Selling and Administrative Expenses, as reported	$13,154	$16,861	$37,107	$50,736
Stock Compensation Expense	(1,955)	(1,773)	(4,528)	(5,435)
SERP	(9)	(277)	(285)	(584)
Adjusted Selling and Administrative Expenses	$11,190	$14,811	$32,294	$44,717

Operating Income (Loss), as reported	$11,716	$(6,431)	$29,061	$29,669
Stock Compensation Expense	1,955	1,773	4,528	5,435
SERP	9	277	285	584
Legal Settlements (Recovery)	—	(892)	—	(892)
Restructuring Expense	2,026	1,622	9,019	1,622
Goodwill Impairment	—	5,820	—	5,820
Asset Impairment (Gain on Disposal)	—	16,564	(1,264)	16,564
Adjusted Operating Income	$15,706	$18,733	$41,629	$58,802

Net Income (Loss), as reported	$3,817	$(6,076)	$10,403	$12,968
Stock Compensation Expense, After-Tax	1,483	1,345	3,434	4,122
Legal Settlements (Recovery), After-Tax	—	(676)	—	(676)
Restructuring Expense, After-Tax	1,537	1,230	6,840	1,230
Goodwill Impairment, After-Tax	—	4,414	—	4,414
Asset Impairment (Gain on Disposal), After-Tax	—	9,549	(959)	9,549
Adjusted Net Income	$6,837	$9,786	$19,718	$31,607

Diluted Earnings per Share, as reported	$0.15	$(0.24)	$0.41	$0.51
Stock Compensation Expense	0.06	0.05	0.14	0.16
Legal Settlements (Recovery)	—	(0.03)	—	(0.03)
Restructuring Expense	0.06	0.05	0.27	0.05
Goodwill Impairment	—	0.18	—	0.18
Asset Impairment (Gain on Disposal)	—	0.38	(0.03)	0.38
Adjusted Diluted Earnings per Share	$0.27	$0.39	$0.79	$1.25

	Twelve Months Ended
	March 31,
	2025	2024
Operating Income	$48,669	$61,118
Goodwill Impairment	—	5,820
SERP	381	827
Restructuring Expense	9,783	1,622
Asset Impairment (Gain on Disposal)	(788)	16,564
Legal Settlements (Recovery)	—	(1,104)
Stock Compensation Expense	6,278	6,992
Adjusted Operating Income (non-GAAP)	$64,323	$91,839
Tax Effect	20,174	21,698
After-tax Adjusted Operating Income	$44,149	$70,141
Average Invested Capital (1)	$726,208	$783,059
ROIC	6.1%	9.0%
(1) Average invested capital is computed using Share Owners’ equity plus current and non-current debt less cash and cash equivalents averaged for the last five quarters.